UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Daktronics, Inc.

(Name of Registrant as Specified in its Charter)

____________________________

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DAKTRONICS, INC.

201 Daktronics Drive

Brookings, South Dakota 57006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, AUGUST 27, 2008

Notice is hereby given that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Daktronics, Inc. (the “Company”) will be held at the Company’s headquarters, 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, August 27, 2008, at 7:00 p.m. Central Daylight Time, for the following purposes:

1.	To elect three Directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2011 or until their successors are duly elected;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only the shareholders of record of our common stock at the close of business on July 1, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote as soon as possible. Shareholders may vote their shares over the Internet or via a toll-free telephone number. If shareholders have received a paper copy of a proxy card by mail, they may vote by completing, signing, dating and returning the proxy card as promptly as possible in the postage-prepaid envelope provided for that purpose. See the instructions on the proxy card for your vote options. Any shareholder attending the Annual Meeting has the right to revoke that shareholder’s proxy card and vote in person even if he or she has previously returned a proxy.

By Order of the Board of Directors,

Carla S. Gatzke
Corporate Secretary

Brookings, South Dakota

July 10, 2008

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PHONE, BY INTERNET, OR IF YOU HAVE RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING, DATING AND RETURNING THE PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE DAKTRONICS, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 27, 2008:

This notice, the accompanying proxy statement and our fiscal year 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended April 26, 2008, are available at our website at http://www.daktronics.com. Additionally, and in accordance with the new rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Important Notice Regarding the Availability of Proxy Materials that you receive in connection with this notice and the accompanying proxy statement.

Daktronics, Inc.

Table of Contents

Pages

Procedural Matters	1

Security Ownership of Certain Beneficial Owners and Management	3

Proposal One – Election of Directors	4

Corporate Governance	5

Fiscal Year 2008 Director Compensation	8

Section 16(a) Beneficial Ownership Reporting Compliance	10

Compensation Discussion and Analysis	10

Executive Compensation	14

Compensation Committee Report	20

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	20

Audit Committee Report	21

Householding of Annual Disclosure Documents	22

Available Information	22

DAKTRONICS, INC.

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Daktronics, Inc. (the “Company”) for use at our Annual Meeting of Shareholders to be held on Wednesday, August 27, 2008 at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota at 7:00 p.m. Central Daylight Time, and at any adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

These proxy solicitation materials, together with our fiscal year 2008 Annual Report to Shareholders, are being made available to shareholders on the Internet or are being mailed on or about July 11, 2008 to all shareholders entitled to vote at the Annual Meeting.

In this Proxy Statement, “Daktronics”, “Company”, “registrant”, “we”, “us” and “our” refer to Daktronics, Inc.

Record Date

Shareholders of record at the close of business on July 1, 2008 (the “Record Date”) are entitled to notice of and to vote at the meeting. As of the Record Date, there were 40,417,216 shares of our common stock outstanding and entitled to vote held by 495 shareholders of record.

Notice of Internet Availability of Proxy Materials

This year, we are pleased to be using the new U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to the majority of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. The notice is entitled “Important Notice Regarding the Availability of Proxy Materials.” All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. Our proxy materials may also be accessed on our website at http://www.daktronics.com by selecting “Investors” and then “Proxy Materials.” We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

Voting at the Annual Meeting

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Each share is entitled to one vote on all matters submitted to a vote. However, with respect to the election of Directors, every shareholder shall have the right to cast a number of votes equal to the number of Directors to be elected at the Annual Meeting multiplied by the number of shares the shareholder is entitled to vote. Shareholders may cast all votes for one nominee or divide the votes as they choose among two or three nominees. Shares abstaining will be treated as not voted. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Vote Requirements

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

How Votes are Submitted

If the shares of our common stock are held directly in the name of the shareholder, he or she can vote on matters to come before the meeting as follows:

▪	If the shareholder has received a paper copy of a proxy card, by completing, dating and signing the proxy and returning it to us in the postage-paid envelope provided for that purpose; or
▪	By written ballot at the meeting; or
▪	By phone, by calling 1-800-690-6903; or
▪	By Internet, at http://www.proxyvote.com.

Shareholders whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. “Street name” shareholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Participants in the Daktronics, Inc. 401(k) Plan (the “401(k) Plan”) who hold our common stock in the 401(k) Plan are entitled to instruct the trustee of the 401(k) Plan how to vote their shares. Each participant will receive a notice about the Internet availability of the proxy materials, similar to registered holders described above. Each participant will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. Our proxy materials may also be accessed on our website at http://www.daktronics.com by selecting “Investors” and then “Proxy Materials.” The participants can vote on matters as described above. The votes will then be tabulated and submitted for vote by the trustee. If a participant does not timely vote, the trustee will vote the shares allocated to that participant in the same proportion as the shares that are voted by all other participants under the 401(k) Plan.

Proxies

All shares entitled to vote and represented by properly submitted proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies, if they are not revoked before the vote as described below. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by either:

▪	delivering a written notice of revocation or a duly executed proxy bearing a later date,
▪	submitting another written proxy bearing a later date,
▪	voting by telephone or via the Internet after your prior telephone or Internet vote, or
▪	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not itself revoke a proxy).

To be effective, any written notice of revocation or subsequent proxy must be received before the taking of the vote at the Annual Meeting.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our Directors, officers and employees may also solicit proxies in person or by telephone, e-mail, letter or facsimile. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Shareholder Proposals

Shareholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our shareholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, shareholder proposals must be received by us no later than March 13, 2009 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement but is instead sought to be presented directly at the 2009 annual meeting of shareholders, management may vote proxies in its discretion if we: (a) receive notice of the proposal before the close of business on May 27, 2009 and advise shareholders in the 2009 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (b) do not receive notice of the proposal before the close of business on May 27, 2009. Notices of intention to present proposals at the 2009 annual meeting of shareholders should be addressed to Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

Other Business

At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the individuals named in proxies received in response to this solicitation will vote the shares identified in such proxies in accordance with their best judgment on such matters.

Financial Information

Our fiscal year 2008 Annual Report to Shareholders, including, but not limited to, the consolidated balance sheets as of April 26, 2008 and April 28, 2007 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended April 26, 2008, accompanies these materials. A copy of the fiscal year 2008 Annual Report to Shareholders may be obtained without charge upon request to the Company. The fiscal year 2008 Annual Report to Shareholders can also be accessed on our website at http://www.daktronics.com by selecting “Investors,” then “Financials” and then “Annual Reports.” In addition, we will provide without charge to any shareholder, upon the shareholder’s written request, a copy of our Annual Report on Form 10-K for the year ended April 26, 2008 filed with the Securities and Exchange Commission. Requests should be directed to Investor Relations, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock as of July 1, 2008, the Record Date, by each of our Directors, by each executive officer named in the Summary Compensation Table, by all Directors and executive officers as a group, and by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock.

Name and Address of Beneficial Owners	Note	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Shares(2)
Named Officers and Directors:
Dr. Aelred J. Kurtenbach	(3)	2,818,071	7.0%
James B. Morgan	(4)	1,593,259	3.9%
Frank J. Kurtenbach	(5)	794,829	2.0%
Byron J. Anderson	(6)	17,000	*
Robert G. Dutcher	(7)	52,000	*
Nancy D. Frame	(8)	83,000	*
John L. Mulligan	(9)	48,796	*
Dr. Duane E. Sander	(10)	1,021,668	2.5%
James A. Vellenga	(11)	82,000	*
William R. Retterath	(12)	85,806	*
Reece A. Kurtenbach	(13)	361,743	*
Bradley T. Wiemann	(14)	160,696	*

All Directors and executive officers as a group (12 persons)		7,118,868	17.6%

*	Less than 1%
(1)

For purposes of this table, a person or group of persons is deemed to beneficially own shares issuable upon the exercise of options that are currently exercisable or that become exercisable within sixty days after July 1, 2008.

(2)	Based on 40,417,216 shares of common stock outstanding as of July 1, 2008.
(3)

Includes 30,504 shares issuable pursuant to currently exercisable stock options, 1,263,610 shares owned by spouse and 50,000 shares held in the Al and Irene Kurtenbach Foundation (the “Kurtenbach Foundation”). The shares in the Kurtenbach Foundation are the same shares shown as being owned by Reece A. Kurtenbach through the Kurtenbach Foundation in footnote (13), as voting control is shared.

(4)	Includes 53,400 shares subject to options and 38,319 shares held through the 401(k) Plan.
(5)	Includes 1,125 shares held through the 401(k) Plan and 227,450 shares held by his spouse.
(6)	Includes 16,000 shares subject to options.
(7)	Includes 52,000 shares subject to options.
(8)	Includes 28,000 shares subject to options.
(9)	Includes 24,000 shares subject to options and 796 shares of restricted stock which vest on August 15, 2008.
(10)

Includes 24,000 shares subject to options, 434,944 shares held in Phyllis A. Sander Living Trust, 540,400 held in trust for the benefit of Dr. Sander and 796 shares of restricted stock which vest on August 15, 2008.

(11)	Includes 44,000 shares subject to options and 5,000 shares held by spouse.
(12)	Includes 52,000 shares subject to options, 7,973 shares held through the 401(k) Plan.
(13)

Includes 55,000 shares subject to options, 16,661 shares held through the 401(k) Plan, 32,000 shares held by his children, and 50,000 shares held in the Kurtenbach Foundation. The shares in the Kurtenbach Foundation are the same shares shown as being owned by Dr. Aelred J. Kurtenbach through the Kurtenbach Foundation in footnote (3), as voting control is shared.

(14)	Includes 101,000 shares subject to options, 23,867 shares held through the 401(k) Plan and 400 shares held by his spouse.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our business and affairs are managed under the direction of our Board of Directors, which currently consists of nine persons, divided into three classes serving staggered three-year terms of office. There are three Directors (Dr. Aelred J. Kurtenbach, Robert G. Dutcher and Nancy D. Frame) whose terms expire at the 2008 Annual Meeting or until their successors are named, three Directors (Byron J. Anderson, Frank J. Kurtenbach, James A. Vellenga) whose terms expire at the 2009 annual meeting of shareholders or until their successors are named, and three Directors (James B. Morgan, John L. Mulligan and Dr. Duane E. Sander) whose terms expire at the 2010 annual meeting of shareholders or until their successors are named. The Nominating and Corporate Governance Committee has recommended to the Board of Directors that Dr. Kurtenbach, Mr. Dutcher and Ms. Frame be nominated as the Directors to be elected at the 2008 Annual Meeting, and the Board of Directors has approved that recommendation. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees named below. If any nominee becomes unable to serve before the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named in the proxy.

Vote Required

See “Procedural Matters – Vote Requirements” for a description of the votes required for the election of Directors.

The Board of Directors recommends a vote “For” the election of all nominees for the Directors named below.

Directors and Nominees for Director

The following table sets forth the name, age and certain other information about each nominee for Director as of the Record Date:

Name	Age	Principal Occupation	Committees Served On
Dr. Aelred J. Kurtenbach	74	Chairman of the Board	None
Robert G. Dutcher	63	President, Cardiovascular Division of MEDRAD, Inc.	Compensation
Nancy D. Frame	63	Retired	Nominating and Corporate Governance; Audit

Aelred J. Kurtenbach, Ph.D. is a co-founder of the Company and has served as a Director and Chairman of the Board since its incorporation in 1968. He served as President of the Company until 1999, Chief Executive Officer until 2001, and Treasurer until 1993. Dr. Kurtenbach holds B.S., M.S. and Ph.D. degrees in electrical engineering from the South Dakota School of Mines and Technology, the University of Nebraska and Purdue University, respectively.

Robert G. Dutcher has been the President of the Cardiovascular Division of MEDRAD, Inc., an affiliate of Bayer AG, since April 2008. Prior to this, he was the Chairman, President and Chief Executive Officer of Possis Medical, Inc., a publicly-held medical device company located in Minneapolis, Minnesota, which was acquired by MEDRAD, Inc. in April 2008. Before joining Possis Medical in 1985, he was with Medtronics, Inc. for 12 years, most recently as Director of Research and Development. He previously worked in an engineering capacity for Control Data Corporation and Honeywell, Inc. Mr. Dutcher holds a B.S. degree in electrical engineering from South Dakota State University and an M.S. degree in electrical engineering from the University of Minnesota. He has been a Director of the Company since 2002.

Nancy D. Frame was Deputy Director of the United States Trade and Development Agency in Washington, D.C., a position she held from 1986 to 1999, when she retired. From 1976 to 1986, she held various positions in the legal profession, specializing in international trade and commercial law. She obtained her law degree from Georgetown University, Washington, D.C. and a B.S. degree from South Dakota State University. She has been a Director of the Company since 1999.

The identity of the remaining Directors and certain information about them as of the Record Date are set forth below:

James B. Morgan joined the Company in 1969 as a part-time engineer while earning his M.S. degree in electrical engineering from South Dakota State University. He became President and Chief Operating Officer of the Company in 1999 and Chief Executive Officer in 2001. He served as its Vice President, Engineering, with responsibility for product development, contract design, project management and corporate information systems, from 1976 to 1999. Mr. Morgan has also served as a Director of the Company since 1984.

John L. Mulligan was elected as a Director in 1993. Since 1993, he has been employed by a number of financial institutions where he served as a financial advisor and Vice President.  He has been employed by UBS since May 2008 and prior to that, from 1999 through May 2008, he was with Morgan Stanley.  From 1967 to March 1990, he served as President, Chairman, Chief Executive Officer and Director of American Western Corporation, a publicly held company.  Mr. Mulligan is also a certified public accountant.

Duane E. Sander, Ph.D.is a co-founder of the Company and has served as a Director since its incorporation. He also served as Corporate Secretary from incorporation until 2001. From 1990 to 1999, he served as Dean of Engineering at South Dakota State University, and he has taught electrical engineering courses and directed biomedical research projects since 1967.

Byron J. Anderson is currently retired. Before his retirement, from 1999 to 2004 he served in various capacities at Agilent Technologies, Inc., most recently as Senior Vice President managing business groups located in the United States, Europe, Japan and Asia, which included worldwide sales and service activities. Before working with Agilent, he held various senior positions with Hewlett-Packard Company, ending his career there as a vice president responsible for a business unit serving the communications industry. He holds an MBA from Harvard University and an electrical engineering degree from South Dakota State University. He has been a Director of the Company since 2005.

Frank J. Kurtenbach joined the Company in 1979 as Sales Manager of the Standard Scoreboard Division, which was expanded to include other products in 1981. He served as Sales Manager for the Company from 1982 through 1993, as a Director since 1984 and as a Vice President since 1993. Currently Mr. Kurtenbach is employed on a part-time basis with the Company. Mr. Kurtenbach has an M.S. degree in physical education and recreation from South Dakota State University. Aelred Kurtenbach and Frank Kurtenbach are brothers.

James A. Vellenga was elected as a Director in 1997 and is currently retired. He spent 46 years in the computer and integrated circuit industry in various senior management positions involved in product development and operations. His most recent position was as President and Chief Executive Officer of BSFX Corp., a company involved in the research of fibers for reinforcing concrete. He holds a B.S. degree in electrical engineering from South Dakota State University.

Independent Directors

Our Nominating and Governance Committee has determined that each of Messrs. Sander, Vellenga, Mulligan, Dutcher and Anderson and Ms. Frame are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. (“NASDAQ”).  Accordingly, the Board is composed of a majority of independent Directors as required by the NASDAQ Marketplace Rules.

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees

Members of the Board of Directors are kept informed regarding our business through discussions with the Chairman, the Chief Executive Officer, the Chief Financial Officer, and key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

During fiscal year 2008, the Board of Directors held four regularly scheduled meetings, the Audit Committee met six times, the Compensation Committee met four times, and the Nominating and Corporate Governance Committee met four times. All of the incumbent Directors attended at least 75% of the meetings of the Board of Directors and committees, if any, upon which such Directors served. There were two actions taken by the Board of Directors by unanimous written consent during the year.

Executive Sessions of the Board

The Board has formally adopted a policy of meeting in executive session, with only independent Directors being present, on a regular basis.  During fiscal year 2008, the Board met in executive session four times.

Annual Meeting Attendance Policy

As set forth in our Corporate Governance Guidelines, members of the Board of Directors are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, shareholder meetings and meetings of Committees of the Board on which they serve.

Code of Conduct

The Board of Directors has adopted our Code of Conduct, which applies to all of our employees, officers and Directors as provided in our Annual Report to Shareholders. Included in the Code of Conduct are ethics provisions that apply to our Chief Executive Officer, Chief Financial Officer, and all other financial and accounting management employees. Copies of the Code of Conduct are available on our website at http://www.daktronics.com.

Policy and Procedures with Respect to Related Person Transactions

Our Board of Directors has adopted a written policy and procedure with respect to related person transactions, which the Audit Committee oversees.  Under the policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant, the amount involved exceeds $120,000, and in which any “related person” had, has or will have a direct or indirect material interest.  The policy generally defines a “related person” as a Director, executive officer or beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.

Under the policy, prior notice must be provided to our Corporate Counsel of the facts and circumstances involved in the potential related person transaction. If the Corporate Counsel determines that the transaction is a related person transaction, he must submit it to the Audit Committee or the Chair of the Audit Committee for review and, if appropriate, approval.  The policy provides that, on an annual basis, the Audit Committee shall review any previously approved related person transaction that is ongoing.  The policy also provides that proposed charitable contributions or pledges of charitable contributions of at least $120,000 by the Company made to or at the request of a related person are subject to prior review by the Audit Committee or the Chair of the Audit Committee.

Committees of the Board of Directors

The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.During fiscal year 2008, our Audit Committee consisted of Mr. Mulligan (Chairperson), Ms. Frame and Mr. Vellenga. Each Audit Committee member satisfies the audit committee independence standards of The NASDAQ Global Market based on the determination of the Board of Directors. The Board of Directors also determined that Mr. Mulligan is qualified as an “audit committee financial expert,” as that term is defined in the applicable regulations of the SEC. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for the quality and integrity of our financial reports and related SEC filings. If fulfilling this role, the Audit Committee, among other things, oversees the accounting and financial reporting process and audits of the financial statements and related SEC filings, appoints and provides for the compensation of the independent registered public accounting firm, reviews the scope and findings of the completed audit, reviews the adequacy and effectiveness of our accounting policies and system of internal accounting controls and oversees our policy and procedures with respect to related person transactions. A copy of the Audit Committee’s Charter is available on our website at http://www.daktronics.com.

Compensation Committee.    During fiscal year 2008, our Compensation Committee consisted of Mr. Dutcher (Chairperson), Mr. Anderson and Mr. Vellenga. All of the Compensation Committee members satisfy the independence requirements of The NASDAQ Global Market, as determined by the Board of Directors. The Compensation Committee annually reviews and acts upon the Chief Executive Officer’s compensation package, reviews and approves the compensation policy for the other executives, and acts upon management’s recommendations for executives concerning employee equity incentives, bonuses and other compensation and benefit plans. A copy of the Compensation Committee’s Charter is available on our website at http://www.daktronics.com.

Nominating and Corporate Governance Committee.    During fiscal year 2008, our Nominating and Corporate Governance Committee (the “Nominating Committee”) consisted of Ms. Frame (Chairperson), Mr. Anderson and Dr. Sander. The Board of Directors has determined that all of the Nominating Committee members satisfy the independence requirements of The NASDAQ Global Market. Our Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as Directors, develops and recommends to the Board of Directors corporate governance guidelines, and provides oversight with respect to corporate governance and ethical conduct. The responsibilities of the Nominating Committee are set forth in the Nominating and Corporate Governance Committee Charter. Copies of the Nominating Committee’s Charter and our Corporate Governance Guidelines are available on our website at http://www.daktronics.com.

The information below describes the criteria and process that the Nominating Committee uses to evaluate future candidates to the Board of Directors:

Criteria for Nomination to the Board of Directors

The Nominating Committee will consider the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees will be selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytic inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. The Nominating Committee will seek to ensure that at least a majority of the Directors are independent under the rules of The NASDAQ Global Market, that members of the Audit Committee meet the financial literacy requirements under the rules of The NASDAQ Global Market, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC.

Shareholder Proposals for Nominees

The Nominating Committee will consider written proposals from shareholders for nominees for Director. Any such nominations should be submitted to the Nominating Committee in the care of our Corporate Secretary and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed in Schedule 14A under the Securities Exchange Act of 1934 (including appropriate biographical information); (b) other board memberships; (c) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director, if elected; (d) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such shareholder(s); and (e) a statement as to the qualifications of the nominee. Shareholder proposals should be submitted by the March 13, 2009 deadline described under the caption, “Procedural Matters – Procedure for Submitting Shareholder Proposals” above.

The Nominating Committee will not change the manner in which it evaluates candidates for Board nominees, including the applicable criteria set forth above, based on whether the candidate was recommended by a shareholder. To date, we have not received any shareholder proposals to nominate a Director.

Process for Identifying and Evaluating Nominees

The process for identifying and evaluating nominees to the Board of Directors will be initiated by identifying candidate(s) who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and others to the extent determined by the Nominating Committee. The candidate(s) will be evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualifications and, if necessary, by checking references. Qualified nominees shall meet with at least one member of the Nominating Committee and with at least one other member of the Board. The Nominating Committee will decide which of the prospective candidates to recommend to the Board for selection as nominees to be presented for the approval of the shareholders or for appointment to fill a vacancy.

Board Nominees for the Annual Meeting

The Board nominees for this Annual Meeting – Dr. Aelred J. Kurtenbach, Robert G. Dutcher and Nancy D. Frame were selected by the Board of Directors as a whole in May 2008 upon the recommendation of the Nominating Committee.

Board of Directors’ Evaluation

On an ongoing basis, the Nominating Committee facilitates a process to determine whether the Board of Directors and its Committees are functioning effectively. The results of this process are reported to the Board for discussion.

How to Contact the Board of Directors

Shareholders wishing to contact our Directors may do so by writing to them at the following address: Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006. All letters received will be forwarded to the Directors.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer serve on our Board of Directors or our Compensation Committee. Dr. Sander was a part-time employee during the Company’s early years. Through fiscal year 2001, he served as Corporate Secretary of the Company but was not an employee or executive officer of the Company.

Director Compensation

The following table sets forth information about the compensation paid to and earned by our Directors for the fiscal year ended April 26, 2008:

FISCAL YEAR 2008 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)		Total Compensation
Byron J. Anderson	$22,000	$–	$66,070		$80,437
Robert G. Dutcher	22,000	–	30,862		46,862
Nancy D. Frame	25,500	–	30,862		48,862
John L. Mulligan	24,000	14,169	67,963	(5)	106,132
Dr. Duane E. Sander	20,250	14,169	67,963	(5)	102,382
James A. Vellenga	23,750	–	66,070		70,173

(1)

As employees of the Company, James B. Morgan, the President and Chief Executive Officer, Aelred J. Kurtenbach, Chairman of the Board, and Frank J. Kurtenbach, Vice President, received no Director fees from us during fiscal year 2008 and are therefore not included in the table.

(2)	Consists of fees earned for fiscal year 2008 and paid in fiscal year 2008 or fiscal year 2009.
(3)

On August 16, 2007, Mr. Mulligan and Dr. Sander each received 796 restricted shares with a grant date fair value of $20,000 which vest on August 15, 2008.  The value of the stock awards is the amount that the Company recognizes for financial reporting purposes under Statement of Financial Accounting Standard (“SFAS”) No. 123(R). Refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical accounting policies and estimates – Equity-based compensation” in our Annual Report on Form 10-K for the fiscal year ended April 26, 2008 for a discussion of the assumptions used in calculating the expense under SFAS No. 123(R). This portion of the Annual Report on Form 10-K is included in our 2008 Annual Report to Shareholders.

(4)

As of April 16, 2008, the following non-employee directors had outstanding options to purchase the following number of shares of our common stock, all of which had been granted under our 1993 Outside Directors Stock Option Plan, 2001 Outside Directors Stock Option Plan or 2007 Stock Incentive Plan:  Mr. Anderson (32,000 shares, of which options to purchase 24,000 shares were exercisable), Mr. Dutcher (60,000 shares, which were all exercisable), Ms. Frame  (36,000 shares, which were all exercisable), Mr. Mulligan (37,661 shares, of which options to purchase 28,554 shares were exercisable), Dr. Sander (37,661 shares, of which options to purchase 28,554 shares were exercisable) and Mr. Vellenga (78,000 shares, of which options to purchase 54,000 shares were exercisable).

(5)

On August 16, 2007, Mr. Mulligan and Dr. Sander each received a stock option award with a grant date fair value of $25.15 per share (13,661 shares). The grant date fair values were computed in accordance with SFAS No. 123(R). The value of the stock options is the amount that the Company recognizes for financial reporting purposes under SFAS No. 123(R). Refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical accounting policies and estimates – Equity-based compensation” in our Annual Report on Form 10-K for the fiscal year ended April 26, 2008 for discussion of the assumptions used in calculating the expense under SFAS No. 123(R). This portion of the Annual Report on Form 10-K is included in our 2008 Annual Report to Shareholders.

Independent Director Fees.  For fiscal 2008, each independent Director received an annual retainer of $12,000, plus $2,000 per meeting, for each Board of Directors meeting attended in person and the following annual retainers for committee membership:

	Chair	Other Members
Audit Committee	$6,000	$4,000
Compensation Committee	$4,000	$2,000
Governance and Nominating Committee	$4,000	$2,000

1993 and 2001 Directors Stock Option Plans.  The 1993 Outside Directors Option Plan and the 2001 Outside Directors Option Plan (the “Directors Plans”) were intended to assist us in attracting, motivating and retaining well-qualified individuals to serve as our Directors.  The Directors Plans provided for the automatic grant of options up to a predefined level.  The only individuals eligible to receive options under the Directors Plans were members of our Board of Directors who were not our employees.  The Directors Plans provide that the total number of shares of our common stock that may be purchased upon the exercise of options could not exceed 800,000shares, subject to adjustment.  The Directors Plans were administered by our Board of Directors through our Compensation Committee.

During the terms of the Directors Plans, all grants of stock options were automatically awarded at or below the maximum level permitted by the Directors Plans, which was up to 36,000 shares upon their initial appointment or re-election to the Board of Directors.  In connection with the implementation of the 2007 Stock Incentive Plan, the Board of Directors terminated the right to grant any additional options under the Directors Plans. As of July 1, 2008, options to purchase 236,000 shares were outstanding under the Directors Plans.

All options granted to independent Directors under the Directors Plans were non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986.  Payment for shares upon exercise of any automatic or discretionary options granted to independent Directors under the Directors Plans may be made in cash, in shares of our common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

2007 Stock Incentive Plan. The 2007 Stock Incentive Plan (the “2007 Plan”), which was approved by our shareholders at the 2007 annual meeting of shareholders, is intended to attract and retain executives, employees, Board members and consultants and enable such individuals to participate in our long-term success and growth by granting various types of equity incentive which create a proprietary interest in the Company.

The 2007 Plan permits the Board of Directors to award various forms of equity compensation, including options, restricted stock, restricted stock units and deferred stock, to eligible recipients, including members of the Board. The 2007 Plan also provides for the automatic grant of options to each independent Director upon his or her initial appointment at a regular meeting of the shareholders and upon re-election to the Board of Directors and, for independent Directors who are appointed or re-elected to the Board after the 2007 annual meeting, for the automatic grant of restricted stock upon his or her initial appointment at a regular meeting of shareholders and upon re-election to the Board and each year thereafter during their term of appointment.

The number of shares underlying the options automatically granted under the 2007 Plan is determined in accordance with SFAS No. 123(R) such that the total grant date fair value of the options equals $45,000. The automatic options vest over three years, beginning one year after grant, and they generally have the same terms and conditions as the automatic options granted under the Directors Plans. The 2007 Plan requires that all options granted under the 2007 Plan have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. All options granted to independent Directors under the 2007 Plan are non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986. Payment for shares upon exercise of any automatic or discretionary options granted to independent Directors under the 2007 Plan may be made in cash, in shares of our common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

The number of shares of restricted stock automatically granted to independent Directors under the 2007 Plan is also determined in accordance with SFAS No. 123(R), such that the total grant date fair value of the restricted stock equals $20,000. The restricted stock vests one year following the grant date.

During fiscal year 2008, Mr. Mulligan and Dr. Sander each received automatic grants of options under the 2007 Plan to purchase 13,661 shares of stock and automatic grants of 796 shares of restricted stock.

Stock Ownership and Retention Guidelines. In January 2007, the Board of Directors implemented stock ownership guidelines for Directors. Under these guidelines, each Director is expected to achieve a target of 5,000 shares, excluding shares subject to options. Directors were granted five years from January 2007 to achieve this level of ownership.

Executive Officers

The following discussion sets forth information as of July 1, 2008 about the executive officers of the Company who are not Directors.

Name	Positions with the Company	Age	Officer Since
William R. Retterath	Chief Financial Officer	47	2001
Bradley T. Wiemann	Vice President – Commercial and Transportation	45	2004
Reece A. Kurtenbach	Vice President – Live Events and International	43	2004

William R. Retterath joined the Company in 2001 as Chief Financial Officer and Treasurer. During 2001, before joining the Company, Mr. Retterath served as the Chief Financial Officer of MQSoftware, Inc. From 1999 through 2000, he was Vice President of Finance for Computer Associates, Inc. through its acquisition of Sterling Software Inc. Prior to that time, Mr. Retterath served as the Chief Financial Officer for various public and private companies and worked for a number of years with Deloitte & Touche LLP. Mr. Retterath holds a B.S. in accounting from the University of Minnesota.

Reece A. Kurtenbach joined the Company in 1991 as an applications engineer on large display projects. In 1994, he became the manager of what is today our video products engineering group and, in 2004, was appointed Vice President, Video Systems. In 2007, he was named Vice President, Live Events and International. Mr. Kurtenbach received a B.S. degree from South Dakota State University in electrical engineering, with minors in math and computer science. Mr. Kurtenbach is the son of Aelred J. Kurtenbach.

Bradley T. Wiemann joined the Company in 1993 as an engineer focusing in our commercial and transportation products after spending a number of years with Rockwell International Corporation, where he was involved in flight control systems. In 2004, he was appointed Vice President, Commercial and Transportation, which is an area where he has provided leadership for a number of years. Mr. Wiemann holds an M.S. degree in electrical and computer engineering from the University of Iowa and a B.S. degree in electrical engineering from South Dakota State University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our Directors, executive officers, and persons who own more than 10% of a registered class of our equity securities (“10% Shareholders”) file with the SEC initial reports of ownership on Form 3 and reports of change in ownership on Form 4 or Form 5. Such Directors, executive officers and 10% shareholders are also required by rules of the SEC to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of such forms submitted to us or written representations from certain reporting persons, we believe all required reports were filed on a timely basis during fiscal year 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Components

We compete in a competitive market for personnel, both for executives and for non-executive employees.  Desirable candidates for employment at Daktronics may also have opportunities from many other attractive employers, such as multi-national companies, venture-backed or fast-growing technology companies and manufacturing institutions.  Our long-term success depends on our ability to develop and market innovative visual display systems. In addition, the competitive nature of our business pressures us to continually improve productivity across our operations. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization.

The Compensation Committee of our Board of Directors bases its executive compensation programs on the same objectives that guide us in establishing all of our compensation programs:

▪

Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to our performance because they are more able to affect our results.

▪	Compensation should reward performance, and the objectives of pay-for-performance and retention must be balanced.
▪

Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

▪

Although compensation and benefit programs and individual pay levels will reflect differences in performance, job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

▪	To be effective, performance-based compensation programs should measure the achievement of objectives that are critical for driving our success.
▪

Except for benefits and programs that are available to all our employees or a broad selection of our general employee population, our executives should receive few perquisites, if any, and those that are provided should receive specific approval and meet a defined business purpose.

The Compensation Committee is responsible for assuring that compensation for our executives is consistent with our compensation philosophy.  The Compensation Committee reviews our compensation philosophy and trends in our industry to ensure that our executive compensation program is competitive and attracts and retains talented management, motivates our executives to achieve short- and long-range corporate objectives, and aligns the motivation and interests of the executives with the interests of our shareholders.

The Compensation Committee administers our equity-based compensation and management incentive programs and other compensation initiatives identified by the Board.  The Compensation Committee reviews and approves each executive’s base pay, bonus and equity incentives annually, as well as our annual incentive plan under which executive officers may receive cash bonus payments.

We view the various components of compensation as related but distinct.  Although the Compensation Committee reviews and considers total compensation for each executive officer, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on the following factors:

▪	internal equity and consistency;
▪	individual performance;
▪	the executive compensation paid by other companies with which we compete for executive talent; and
▪	Company performance.

The Compensation Committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, although it has a preference for a material amount of “at risk” compensation based on our financial goals.

For fiscal year 2008, our named executive officers were Dr. Aelred J. Kurtenbach, Chairman of the Board, James B. Morgan, Chief Executive Officer, William R. Retterath, Chief Financial Officer, Reece A. Kurtenbach, Vice President and Bradley T. Wiemann, Vice President (the “Named Executive Officers”).

Role of Executive Officers in Compensation Decisions

During several meetings with the Compensation Committee held throughout the year, our Chief Executive Officer presents to the Compensation Committee his recommendations regarding changes in his compensation and the compensation for our Chief Financial Officer and all vice presidents.  The Compensation Committee discusses these recommendations and accepts or adjusts them, in whole or in part, generally in November of each year.  The Chief Executive Officer is not present during the Compensation Committee’s final discussions or determination of his compensation, but he participates in the discussions regarding other executive officers’ compensation.  The Vice President of Human Resources may also be present for discussions regarding compensation.  The other executive officers are not present during the Compensation Committee’s discussions of their compensation.  The chair of the Compensation Committee presents the Committee’s findings regarding compensation for executive officers to the Board of Directors at one or more meetings to obtain the Board’s input and ratification.  Based on such input at these meetings, the Board of Directors approves and adopts executive compensation, including executive salaries, the bonus compensation, stock awards and the parameters of the annual incentive plan.

Setting Executive Compensation

In making decisions regarding elements and amounts of compensation, the Compensation Committee considers compensation paid to executive officers at similar levels and with similar experience and responsibilities at public companies that exhibit characteristics similar to us in terms of revenue, market capitalization, complexity and profitability. We compile the list of companies from the lists of the Forbes 200 Best Small Companies, with a focus on technology and manufacturing, as that group of companies includes companies that exhibit the growth rates and profitability characteristics that are similar to us.

We supplement the list with public companies that we believe to be fitting comparables within our geographical region that are involved in technology and manufacturing and, in some cases, industry related companies. Finally, we review compensation data from the Economic Research Institute, which takes into consideration geographical considerations but excludes equity incentive compensation information. Generally, any material changes to the compensation of any executive officer is based on changes in that individual’s position and responsibilities to the Company or changes to conform that executive’s compensation structure as compared to similar executives in the peer group list.

The following table sets forth the companies comprising the peer group list:

Forbes 200 Best Small Companies	Regional Public and Other Companies

Middleby Corp., Heico Corp., Standard Microsystems Corporation, American Vanguard Corporation, Twin Disc, Inc., Cantel Medical Corp., inventive Health, Inc., Ladish Co., Inc., The Gorman Rupp Company, Diodes Incorporated, Gentex, Tennant, MTS Systems, A.S.V., Inc., Twin Disc, Inc., Badger Meter, Inc., Aeroflex, Incorporated, FormFactor Inc., Multi-Fineline Electronix, Inc.

Raven Industries, Possis Medical, Inc., Cree, Inc.

The Compensation Committee reviewed base salary along with cash and equity incentive forms of compensation that were included in their respective SEC filings.

The Compensation Committee is also mindful of maintaining compatibility between executive compensation and compensation for employees of the company as a whole. With this in mind, the Compensation Committee has deemed it appropriate to keep cash compensation levels for executives in the lower one-third of the companies in the peer group list.  To date, we have not retained any consulting firms to assist us in determining executive compensation.

Base Salary

Executive officers receive a base salary to compensate them for services rendered during each year.  Base salary is determined by assessing the executive’s sustained performance and his or her individual job responsibilities, including the impact of such performance on our business results, in addition to market data and comparisons to other Company officers.

Salary levels are considered annually as part of our performance review process.  Increases in the salary of the Chief Executive Officer are determined by the Compensation Committee based on its assessment of his performance, achievement of goals, and executive officers’ compensation at comparable companies as described above.  The Committee also takes into account our financial performance, understanding that these measures need to be considered in light of current economic conditions, business opportunities and other factors. As such, the Compensation Committee does not generally focus on a limited and narrow set of financial measures in determinations of compensation.

Annual Incentive Bonus

The purpose of our annual incentive bonus is to provide a direct financial incentive in the form of an annual cash bonus to our executive officers and key managers. The Committee recommends to the Board, and the independent Directors of the Board determine, the annual incentive bonus of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer and other executive officers. The annual incentive bonus is a formula-based performance cash bonus plan, consisting of 30% of the maximum bonus amount if after tax-earnings exceed 13% of shareholders’ equity at the beginning of the fiscal year, and increasing linearly with performance to a maximum bonus which varies for each executive officer if after-tax earnings exceed 20% of beginning shareholders’ equity. The maximum level of the bonus varies from 4.5 months’ compensation to 7 months’ compensation for each officer. The maximum amount is determined by the Compensation Committee based on reference to the comparable companies identified above, current economic conditions, opportunities for increased earnings, and projected results for the year. The Compensation Committee selected return on equity as the measure of corporate financial performance because it believed it was the most appropriate indicator of performance that will drive long-term shareholder value. Furthermore, we have used this same measure for a number of years and found it to be a meaningful measure of performance that is closely aligned to long-term shareholder value.

The annual incentive plan is administered by the Board of Directors and Compensation Committee, which have the right, at any time and at their discretion, to amend the plan, increase or decrease individual payout amounts, whether earned or unearned, or terminate the plan, in whole or in part.  Changes in the plan in recent years have been limited to changes in the targeted return on equity and the maximum bonus levels. Changes in the maximum level of return on equity have been made to more appropriately reflect changes in expected net income performance such that the achievement of the maximum bonus would result in higher than expected earnings for the Company over the long-term and have been applied to all executive officers. The maximum amount of the bonus for each executive officer has changed based primarily on factors described above, and they vary for each executive officer. We also follow applicable laws and regulations regarding recovery of any bonus, other incentive-based or equity-based compensation and profits realized from the sale of securities, resulting from misconduct.

During fiscal year 2008, the Chief Executive Officer was eligible for non-equity-based incentive compensation equal to approximately 58% of his base salary, and the Chief Financial Officer was eligible for non-equity-based incentive compensation equal to approximately 42% of his base salary.  All other Named Executive Officers were eligible for non-equity-based incentive compensation equal to 38% of their base salaries.

Equity-Based Compensation Program

Grants of stock option awards have been the primary vehicles for offering long-term incentives to executive officers and key employees.  The objectives of our equity-based compensation program are to advance our longer-term interests, complement incentives tied to annual performance and align the interests of employees more closely with those of our shareholders.  We believe that long-term incentives provided by stock option awards are especially significant in motivating our executives and retaining their services.

Each year, the Board of Directors, based on recommendations of the Compensation Committee, determines the number of shares that may be subject to option awards for each Named Executive Officer and sets the total number of shares available subject to option awards for other key managers and employees as a whole.  The Chief Executive Officer determines the grants of option awards to key employees within these limits, keeping in mind the factors described in the foregoing paragraph.  The Compensation Committee approves grants of options based on, among other factors, historical grants, the value of past grants, the Company’s performance and how the grants compare to grants to all other employees.  The grants are further constrained by the Board’s desire to limit dilution to shareholders to levels consistent with the historical levels. In granting stock option awards, the Compensation Committee and Chief Executive Officer consider trends in equity-based compensation and whether they are consistent with our compensation philosophy.  They also consider our “overhang” percentage, that is, the number of our shares that are subject to outstanding options and awards and that are available for the grant of options and awards as a percentage of the number of our shares outstanding. To facilitate the grant of stock options to employees and executive officers, the Board of Directors authorized James B. Morgan to grant individual stock options during fiscal year 2008 to such employees, subject to the guidelines and limitations imposed on him by the Compensation Committee.

Grants of stock option awards to executive officers are considered at the Board and Compensation Committee meetings held in November of each year.  Options are not typically granted at other times of the year for new employees or others. The exercise price of all stock options granted is equal to the fair market value of the Company’s common stock as reported on The NASDAQ Global Market on the date of grant, which is defined in the 2007 Plan as the closing price of the common stock as reported on The NASDAQ Global Market on the date of grant. All options also contain five year vesting provisions, with 20% vesting each year following the date of grant.

Deferred Compensation Arrangements

We have in place deferred compensation arrangements to reward the Named Executive Officers who were employed by us as of August 1990, consisting of James B. Morgan and Aelred J. Kurtenbach. The arrangements are designed to fund annual payments upon retirement based on the value of amounts credited to such person’s account. The Compensation Committee administers these arrangements and approves on an annual basis the amounts credited to each participant’s account. The amounts credited are equal to the interest earned on the account at a rate equal to the five-year United States Treasury Note rate as of the first day of the plan year.

Additional participation in this plan by other Named Executive Officers and key employees is not under consideration at this time by the Compensation Committee or the Board of Directors. The purpose of the arrangement when it was implemented was to protect us from the loss of a key employee during our formative years in the early 1990s when the risk of loss was greater than it currently is. These arrangements are funded through an increase in the cash surrender value of life insurance policies on the lives of the participants. These arrangements are evidenced by deferred compensation agreements with Mr. James B. Morgan and Dr. Aelred J. Kurtenbach and are described in the table entitled “Non-qualified Deferred Compensation – Fiscal Year 2008”.

Vesting under the deferred compensation arrangements occurs upon reaching retirement age, defined as the earlier to occur of age 65, or age 55 and the completion of 20 years of service to the Company, or in the event of death or disability. Participants may withdraw benefits in the plan that are vested after the employee ceases employment with the Company, provided that termination of employment is not for cause. Upon a termination of employment for cause, the participant’s vested and non-vested interests in the plan are terminated. Upon termination, other than for cause, the participant may elect to receive benefits in the form of a lump sum payout or on an installment basis over a five- or ten-year period. Upon a change in control, all benefits under the plan are payable unless a majority of the Board of Directors agrees to continue the plan.

Benefits

Our Named Executive Officers are eligible for all benefits generally available to our full-time permanent employees.  Other than the deferred compensation plan noted above, we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.  Any benefits that could be provided only to Named Executive Officers would be directly related to unique features of that executive’s position, such as being an expatriate, or when the executive officer undertakes actions at our request, such as relocating.  The benefits we provided in fiscal year 2008 to executive officers are described below.

All employees, including the Named Executive Officers, are entitled to participate in the Daktronics, Inc. 401(k) Plan (the “401(k) Plan”), which is qualified under Section 401(k) of the Internal Revenue Code of 1986.  Each employee that is at least 21 years of age may, commencing on the first day of the month after which the employee has attained three months of service, elect to contribute to the 401(k) plan through payroll deductions of up to 100% of his or her salary, subject to certain limitations.  At the discretion of the Board of Directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts.  We paid $1.9 million in matching and discretionary contributions in fiscal year 2008, $1.5 million in fiscal year 2007 and $1.3 million in fiscal year 2006. Contributions to the 401(k) Plan on behalf of the Named Executive Officers are described in the “Summary Compensation Table – Fiscal Year 2008.”

All employees, including the Named Executive Officers, are entitled to participate in the Daktronics, Inc. Employee Stock Purchase Plan (“ESPP”), which is intended to qualify under section 423 of the Internal Revenue Code. The ESPP allows employees to purchase shares of our common stock, subject to annual limitations, at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or the end of each six-month offering period.

Accounting and Tax Treatment

We account for equity-based compensation paid to employees under SFAS No. 123(R) promulgated by the Financial Accounting Standards Board, which requires us to estimate and record an expense over the service period of the award.  Thus, we may record an expense in one year for awards granted in earlier years.  We adopted SFAS No. 123(R) on April 30, 2006 and, therefore, fiscal year 2007 was the first year in which we recorded an expense related to employee stock options, other stock awards and the ESPP.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to option awards, we generally can deduct the gain recognized by employees and directors from non-qualified options.  However, to the extent that an option is an incentive stock option, we cannot deduct the gain recognized by the optionee if there is no disqualifying disposition by the optionee.

With respect to restricted stock awards, we generally can deduct the gain recognized by employees and directors as ordinary income. This gain typically occurs upon vesting and is equal to the value of the stock on the vesting date. Alternatively, if the recipient were to make an election under Section 83(b) of the Internal Revenue Code of 1986, we would be entitled to a deduction on the date of grant equal to the value of the restricted stock on the date of grant.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the companies’ chief executive officer and four other most highly-paid executive officers.  Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.  Because the potential amount of base salary and non-equity-based incentive compensation that the executive officers can earn is less than $1 million, Section 162(m) has not been material to our compensation decisions.

EXECUTIVE COMPENSATION

The following table sets forth information about compensation awarded, earned by or paid to our principal executive officer and principal financial officer during the fiscal years ended April 26, 2008 and April 28, 2007 and to our three other most highly compensated Named Executive Officers whose total compensation was greater than $100,000 for the fiscal year ended April 26, 2008.

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2008

Name and Principal Position	Year	Salary	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total
James B. Morgan	2008	$301,788	$81,233	$129,018	$5,996	$518,035
Chief Executive Officer,	2007	276,194	63,712	140,246	8,479	488,631
President and Director

Dr. Aelred J. Kurtenbach	2008	$150,050	$-0-	$26,696	$6,167	$182,913
Chairman of the Board and	2007	149,400	3,024	35,574	6,276	194,274
Director

William R. Retterath	2008	$188,176	$73,848	$57,184	$8,646	$327,854
Chief Financial Officer	2007	166,123	60,878	64,310	7,015	298,326

Bradley T. Wiemann	2008	$177,280	$66,463	$47,252	$7,084	$298,079
Vice President	2007	140,862	42,641	39,131	5,410	228,044

Reece A. Kurtenbach	2008	$179,635	$66,463	$48,374	$6,087	$300,559
Vice President	2007	145,401	42,641	40,127	4,993	233,162

(1)

Consists of stock options granted under the 2007 Stock Incentive Plan.  The options vest and become exercisable as to 20% of the shares one year after the date of grant and as to an additional 20% in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.  The value of the option awards is the amount of the awards that we recognize for financial reporting purposes under SFAS No. 123(R).  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates ” in our Annual Report on Form 10-K for the year ended April 26, 2008 for a discussion of the assumptions used in calculating the expense under SFAS No. 123(R).

(2)

For fiscal year 2008, consists of cash bonuses earned for fiscal year 2008 and paid in fiscal year 2009.  For fiscal year 2007, consists of cash bonuses earned for fiscal year 2007 and paid in fiscal year 2008. The annual incentive bonus provides that our executive officers are eligible to earn annual cash bonuses tied to the level of achievement of net income compared to beginning stockholders’ equity.  See “Compensation Discussion and Analysis — Setting Executive Compensation — Annual Incentive Bonus.”

(3)	Consists of matching and discretionary contributions made by us under the Daktronics, Inc. 401(k) Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986.

Retirement Savings Plan

We maintain the 401(k) Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986 (the “Code”).  The 401(k) Plan covers substantially all employees.  Each employee may elect to contribute to the 401(k) Plan through payroll deductions of up to 100% of his or her salary, subject to certain limitations.  At the discretion of the Board of Directors, we may make matching and other discretionary contributions equal to a percentage of the salary reduction contributions or other discretionary amounts.  We paid $1.9 million in matching and other discretionary contributions in fiscal year 2008, $1.5 million in fiscal year 2007 and $1.3 million in fiscal year 2006.  The contributions we made to the 401(k) Plan on behalf of the Named Executive Officers in fiscal years 2007 and 2008 are described in the Summary Compensation Table.

2007 Stock Incentive Plan and Incentive Option Plans

The 2007 Plan is intended to assist us in hiring and retaining well-qualified employees, consultants and other service providers by allowing them to participate in our ownership and growth through the grant of incentive and non-statutory stock options, restricted stock, restricted stock units and deferred stock.  All grants of equity compensation after August 15, 2007 have been made under the 2007 Plan. We terminated the 2001 Daktronics Incentive Option Plan and the 1993 Daktronics Incentive Option Plan (the “Option Plans”) effective as of August 15, 2007, and we are no longer authorized to grant additional options or any other forms or equity compensation under the Option Plans. However, the outstanding options as of August 15, 2007 were not affected by such termination. On July 1, 2008, options to purchase an aggregate of 2,471,925 shares were outstanding under the Option Plans and the 2007 Plan.

The following is a summary of the terms of the 2007 Plan which is qualified by reference to the 2007 Plan, a copy of which will be provided to shareholders upon request. The principal terms of the Option Plans are substantially similar to those of the 2007 Plan described below, except as otherwise noted.

Administration.  The 2007 Plan is administered by the Compensation Committee of the Board of Directors, which determines when and which employees, consultants and other service providers will be granted options and other awards under the 2007 Plan.  Subject to the provisions of the 2007 Plan, the Compensation Committee also determines the amount and terms of awards (including restrictions) and makes all other determinations necessary or advisable for the administration of the 2007 Plan.

Employees of the Company and any of its affiliates are eligible for selection to receive options qualified as incentive stock options (“ISOs”) under Section 422 of the Code.  Employees, consultants and other service providers of the Company or its affiliates may be granted non-qualified options (“NQOs”), under the 2007 Plan.

Shares Subject to the Option Plans.  The Option Plans provided that the total number of shares of our common stock that could be purchased upon the exercise of options could not exceed 3,200,000 shares, subject to adjustment. The 2007 Plan provides for a total of 4,000,000 shares, also subject to adjustment.  In the event of a stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares or other similar recapitalization of our common stock, there is an appropriate adjustment made, without the consent of any award recipient, to the number and kind of shares of our common stock subject to and reserved under the 2007 Plan, including any limits on shares established, the exercise or purchase price of each share subject to an award and any other affected terms of such awards.

Stock Options.  Upon the grant of an option under the 2007 Plan, the Compensation Committee fixes the number of shares of our common stock that the optionee may purchase upon exercise of the option and the exercise price at which the shares may be purchased.  With regard to ISOs, the exercise price cannot be less than the “fair market value” of the common stock at the time the ISO is granted or 110% of such fair market value in certain cases.  Further, the aggregate fair market value of common stock (determined at the time the ISO is granted) subject to ISOs granted to an employee under all of our option plans that became exercisable for the first time by such employee during any calendar year cannot exceed $100,000.  Under the Option Plans, the exercise price of non-qualified options could be less than the fair market value of the common stock but not less than 85% of fair market value.  Under the 2007 Plan, the exercise price of non-qualified options cannot be less than fair market value. Each option granted under the 2007 Plan is exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than 10 years after the date of grant in the case of ISO.  Payment for shares upon exercise of any option can be made in cash, in shares of our common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the option, or by a combination of cash and such shares, as described in the 2007 Plan.

Options granted under the Option Plans and 2007 Plan are non-transferable except to the extent permitted by the agreement evidencing such option.  However, no ISO is transferable by any optionee other than by will or the laws of descent and distribution.  If, under the agreement evidencing any option, such option remains exercisable after the optionee’s death, it could be exercised to the extent permitted by such agreement by the personal representative of the optionee’s estate or by any person who acquired the right to exercise such option by bequest, inheritance or otherwise by reason of the optionee’s death.

The following table sets forth information regarding grants of plan-based awards to the Named Executive Officers during fiscal year 2008:

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2008

								Exercise	Grant
								or Base	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts			Price of	Value of
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Option	Stock and
	Grant	Awards(1)			Awards(2)			Awards	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(3)	Awards(4)
James B. Morgan	11/16/07	$54,369	$181,230	$181,230	—	11,000	11,000	$20.07	$81,233
Aelred J. Kurtenbach	11/16/07	11,250	37,500	37,500	—	—	—	—	—
William R. Retterath	11/16/07	24,098	80,325	80,325	—	10,000	10,000	20.07	73,848
Bradley T. Wiemann	11/16/07	19,912	66,375	66,375	—	9,000	9,000	20.07	66,463
Reece A. Kurtenbach	11/16/07	20,950	67,950	67,950	—	9,000	9,000	20.07	66,463

(1)

Consists of cash bonuses under our annual incentive plan.  The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under the plan. For additional information concerning our annual incentive award program, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

(2)

Consists of stock options granted to the Named Executive Officers in fiscal year 2008 under the 2007 Plan. The options vest and become exercisable as to 20% of the shares one year after the date of grant and as to an additional 20% in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)	The exercise price of all options was equal to the closing price of the common stock as quoted on The NASDAQ Global Market on the date of grant.
(4)

Represents the full grant date fair value determined pursuant to SFAS No. 123(R) as reflected in our financial statements, based on the numbers of shares subject to option awards granted and the average of the high and low price of the common stock as quoted on The NASDAQ Global Market on the date of grant, which was $20.07 per share.

The following table sets forth information about unexercised options that were held at April 26, 2008 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — FISCAL YEAR 2008

	Option Awards(1)
	Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
James B. Morgan	20,000	−	$5.7725	11/17/2012
	16,000	4,000	$8.8500	11/19/2013
	9,600	6,400	$12.8350	11/22/2014
	5,600	8,400	$13.5950	11/15/2015
	2,200	8,800	$34.0650	11/15/2016
	−	11,000	$20.0700	11/14/2017

Dr. Aelred J. Kurtenbach	22,504	−	$3.8281	11/15/2010
	8,000	−	$3.7700	11/12/2011

William R. Retterath	20,000	−	$5.7725	11/12/2012
	16,000	4,000	$8.8500	11/19/2013
	9,600	6,400	$12.8350	11/22/2014
	5,600	8,400	$13.5950	11/15/2015
	2,200	8,800	$34.0650	11/15/2016
	—	10,000	$20.0700	11/14/2017

Bradley T. Wiemann	20,000	−	$2.5625	11/17/2009
	26,000	−	$3.8281	11/15/2010
	20,000	−	$3.7700	11/12/2011
	14,200	−	$5.7725	11/20/2012
	9,600	2,400	$8.8500	11/19/2013
	6,000	4,000	$12.8350	11/22/2014
	4,000	6,000	$13.5950	11/15/2015
	1,400	7,000	$34.0650	11/15/2016
	—	9,000	$20.0700	11/14/2017

Reece A. Kurtenbach	20,000	−	$3.7700	11/12/2011
	14,000	−	$5.7725	11/20/2012
	9,600	2,400	$8.8500	11/19/2013
	6,000	4,000	$12.8350	11/22/2014
	4,000	6,000	$13.5950	11/15/2015
	1,400	5,600	$34.0650	11/15/2016
	—	9,000	$20.0700	11/14/2017

(1)

Options vest and become exercisable as to 20% one year after date of grant and as to an additional 20% in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

The following table sets forth information regarding the exercise of stock options during fiscal year 2008 by the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED – FISCAL YEAR 2008

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
James B. Morgan	100,000	$1,788,850
Dr. Aelred J. Kurtenbach	193,000	3,887,598
William R. Retterath	20,000	262,200
Reece A. Kurtenbach	38,000	598,224

(1)	Consists of the difference between the closing price of our common stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise.

The following table sets forth information about our defined contribution plans for the Named Executive Officers subject to such plans for fiscal year 2008:

NON-QUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2008

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
James B. Morgan	—	—	$4,606	—	$104,251
Dr. Aelred J. Kurtenbach	—	—	$18,235	—	$412,698

(1)

The amounts reported in this column are not included and are not required to be included in the Summary Compensation Table because the earnings reported do not constitute above-market or preferential earnings on compensation that is deferred within the meaning of Item 402(c)(2)(viii)(B) of Regulation S-K.

Employee Stock Purchase Plan

The Daktronics, Inc. Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board of Directors on June 25, 2002 and approved by our shareholders on August 21, 2002.  The ESPP permits eligible employees to make voluntary contributions through payroll deductions to be used to purchase our common stock.  The ESPP provides for periodic offerings, and the first such offering began on November 1, 2002.  Each offering period under the ESPP is for six months (an “Offering Period”).  An employee may elect to have up to a maximum of 15% deducted from his or her regular salary for purposes of purchasing shares under the ESPP during each Offering Period.  The price at which the employee shares are purchased will be the lower of (i) 85% of the closing price of our common stock on the day that an Offering Period commences under the ESPP or (ii) 85% of the closing price of our common stock on the day that such Offering Period terminates.  With certain exceptions, employees are eligible to participate in the ESPP.  The ESPP provides for the issuance of up to 1,000,000 shares of common stock, and it is administered by the Board of Directors through the Compensation Committee.  Through April 26, 2008, 331,481 shares had been issued under the ESPP and, as of April 26, 2008, 668,519 shares were available for purchase under the ESPP.  During fiscal year 2008, various Named Executive Officers participated in the ESPP, and the shares they hold through the ESPP are reflected in the table entitled “Security Ownership of Certain Beneficial Owners and Management”.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of April 26, 2008 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by
security holders:
1993 Incentive Stock Option Plan	384,864	$3.11	−
2001 Incentive Stock Option Plan	1,723,260	14.27	−
2001 Outside Director Stock Option Plan	236,000	11.90	−
Employee Stock Purchase Plan(1)	Not Applicable	Not Applicable
2007 Stock Incentive Plan	409,372	20.41	3,589,036
Equity compensation plans not approved by
security holders	−	−	−
Total	2,753,496	$13.42	3,589,036

(1)	Under the ESPP, shares are acquired at the time of investment by the participating employees at the applicable discount.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control

The table below reflects the compensation that would be paid to each of our Named Executive Officers in the event of termination of such executive’s employment. The amounts of compensation payable to each Named Executive Officer upon retirement are shown below and are in addition to the amounts due as described in the table entitled “Non-qualified Deferred Compensation – Fiscal Year 2008”. The amounts shown assume that such termination was effective as of April 26, 2008, include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can be determined only at the time of such executive’s separation from the Company.  In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Under the Option Plans and the 2007 Plan, all options immediately vest upon a change in control as defined in the Option Plans and the 2007 Plan. Upon a termination of employment for any reason, and consistent with our employment policies which apply to all employees, we are obligated to pay for accrued and unused vacation time.

Name	Benefit	Termination due to change in control(1)	Termination without cause or for good reason	Termination for cause or for good reason	Death
James B. Morgan	Equity Vesting Acceleration	$46,310	$—	$—	$—
	Vacation Pay	33,010	33,010	33,010	33,010
Dr. Aelred J. Kurtenbach	Equity Vesting Acceleration	—	—	—	—
	Vacation Pay	28,846	28,846	28,846	28,846
William R. Retterath	Equity Vesting Acceleration	44,746	—	—	—
	Vacation Pay	19,849	19,849	19,849	19,849
Bradley T. Wiemann	Equity Vesting Acceleration	29,246	—	—	—
	Vacation Pay	18,551	18,551	18,551	18,551
Reece A. Kurtenbach	Equity Vesting Acceleration	29,246	—	—	—
	Vacation Pay	17,102	17,102	17,102	17,102

(1)

For option awards, consists of the difference between the closing market price of the common stock as reported on The NASDAQ Global Market as of April 26, 2008 less the exercise price of the option multiplied by the number of shares subject to the option.

Other Post-Employment Payments

We do not provide pension arrangements, post-retirement health coverage or non-qualified defined contribution plans.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Robert G. Dutcher, Chair

James A. Vellenga

Byron J. Anderson

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2009 and recommends that the shareholders vote for ratification of such appointment.

Ernst & Young LLP has audited our financial statements since fiscal year 2003. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Audit and Other Professional Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for last two fiscal years and fees billed for other services rendered by Ernst & Young LLP related to those years are set forth in the following table:

	Fiscal Year Ended
	April 26, 2008	April 28, 2007
Audit fees (1)	$435,162	$390,368
Audit-related fees (2)	25,500	24,500
Tax fees (3)	−	−
All other fees (4)	−	−
Totals	$460,662	$414,868

(1)

Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees are fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)

Tax fees are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.  This includes preparation of original and amended tax returns for us, any refund claims, payment planning, tax audit assistance, tax advice related to mergers and acquisitions, and tax work stemming from audit-related items.

(4)	All other fees are fees for other permissible work performed by Ernst & Young LLP that does not meet the above category descriptions.

As provided in the Audit Committee’s charter, all engagements for any non-audit services by our independent registered public accounting firm must be approved by the Audit Committee before the commencement of any such services.  The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee considers the provision of services by Ernst & Young LLP to us, over and above the external audit fees, to be compatible with Ernst & Young LLP ability to maintain its independence.

Shareholder Approval

The affirmative vote of a majority of the shares of our common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 2, 2009.  If the shareholders do not approve the selection of Ernst & Young LLP, the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 2, 2009 AS SET FORTH IN PROPOSAL 2.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee is responsible for reviewing our financial reporting process, systems of internal controls, the audit process and compliance with laws and regulations.  Management has the responsibility for the financial statements and the reporting process, including the systems of internal controls, which it reviews with the Audit Committee.  In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. The Audit Committee also has the authority and responsibility to select, evaluate and, when it deems it to be appropriate, replace the independent registered public accounting firm.  The Audit Committee is also responsible for overseeing the Company’s Policy and Procedures with Respect to Related Person Transactions.

The Audit Committee is also responsible for reviewing compliance with our Code of Conduct, assuring appropriate disclosure of any waiver of or change in the code, reviewing the code on a regular basis, and proposing or adopting additions or amendments to the code as appropriate.  The Audit Committee also has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting controls or auditing matters and the confidential, anonymous submission by our employees of any accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters.  The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is available on the Company’s website at http://www.daktronics.com.

The Audit Committee is composed of three Directors who are independent as provided in Rule 4500(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934.  The members of the Audit Committee are appointed annually by the Board of Directors.  John L. Mulligan, Nancy D. Frame and James A.Vellenga served as members of the Audit Committee throughout fiscal year 2008.  The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of our management and our independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules.  The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended April 26, 2008; discussed with management significant accounting policies applied by us in our financial statements, as well as alternative treatments; reviewed and discussed our policies with respect to risk assessment; discussed with our independent registered public accounting firm the matters required to be discussed by Statement On Auditing Standards Nos. 61 and 90 (Communications with Audit Committees), as it may be modified or supplemented; discussed with our independent registered public accounting firm their respective audits and assessments, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002; received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as it may be modified or supplemented; reviewed and pre-approved fees charged by the independent registered public accounting firm; considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the auditor’s independence; and discussed with the independent registered public accounting firm its independence.  The Audit Committee also met in executive session following each of the formal Audit Committee meetings with representation of our independent registered public accounting firm.

The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  The Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits.  The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended April 28, 2007 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

By the Audit Committee:

John L. Mulligan, Chair

Nancy D. Frame

James A. Vellenga

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of our Annual Report and this Proxy Statement to multiple shareholders who have requested paper copies of the Annual Report and Proxy Statement and also share the same address, unless we have received contrary instructions from the affected shareholder. Each such shareholder, however, will continue to receive individual proxy cards or voting instruction cards. In addition, some banks, brokers and other intermediaries may be participating in this practice of “householding” our Proxy Statement and Annual Report. This practice benefits us and our shareholders because it reduces the volume of duplicate information received at a shareholder’s house and helps reduce the Company’s expenses.

Shareholders that have previously received a single set of disclosure documents may request their own copy this fiscal year or in future years by contacting their bank, broker or other nominee record holder. We will also deliver separate paper copies of the Annual Report and the Proxy Statement to any shareholder upon written request sent to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or upon verbal request by calling (605) 692-0200.

AVAILABLE INFORMATION

The Annual Report to Shareholders for the fiscal year ended April 26, 2008, including financial statements, is being mailed with this Proxy Statement. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of this Proxy Statement.

Any person whose proxy is solicited by this Proxy Statement will be provided, upon request and without charge, with a copy of our Annual Report on Form 10-K for the fiscal year ended April 26, 2008. Please submit such requests to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or by calling (605) 692-0200.

By Order of the Board of Directors,

Carla S. Gatzke

Corporate Secretary